Exhibit 99.1

FOR RELEASE	FOR MORE INFORMATION CONTACT
February 21, 2010	Scott Schroeder (281) 589-4993

Cabot Oil & Gas Corporation Announces

Senior Vice President and Chief Operating Officer Retirement

HOUSTON, February 21, 2010 - Cabot Oil & Gas Corporation (NYSE: COG) today announced that Michael B. Walen, its Senior Vice President and Chief Operating Officer has indicated his intention to retire from the Company on May 1, 2010. Walen has been an employee of Cabot Oil & Gas for nearly 23 years and has lived and worked in all of the Company’s producing regions. Walen started out as a geologist in the Company’s Denver office before moving to Pittsburgh as Exploration Manager and then to Houston. He became an officer in 1998 while running the Gulf Coast regional office, was promoted in February 2001 to Senior Vice President, Exploration and Production in charge of all regions and became Chief Operating Officer in February 2006.

Walen, age 61, has been very instrumental in Cabot’s strategic direction since joining Cabot. “His background of having operating experience in each of Cabot’s regions has been a big contributor to our investment decisions over my tenure,” said Dan O. Dinges, Chairman, President and Chief Executive Officer. “Mike has done a tremendous job in putting Cabot in the right spots including east Texas and most recently our Pennsylvania position for the Marcellus. The team he has assembled provides us with a deep bench of talent to continue the initiatives he started.” Dinges added, “I have thoroughly enjoyed working with Mike and I wish him all the best in his retirement. He deserves to enjoy the many fruits of his labor.”

In 2009 Cabot streamlined the Company into two regions from four, and included the addition of two new vice president, regional managers. Walen’s direct reports will continue in the same capacity now reporting to Mr. Dinges.

Cabot Oil & Gas Corporation, headquartered in Houston, Texas is a leading independent natural gas producer, with its entire resource base located in the continental United States. For additional information, visit the Company’s Internet homepage at www.cabotog.com.

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